Exhibit 99.1

                        EDUCATION MANAGEMENT CORPORATION
               ANNOUNCES MANAGEMENT ADDITION, NEW RESPONSIBILITIES
                           SUPPORTING COMPANY PROGRESS

(PITTSBURGH- March 7, 2005) Education Management Corporation (NASDAQ: EDMC) today announced the addition of Joe Charlson as Senior Vice President - Strategic Marketing, and new responsibilities for David J. Pauldine, Executive Vice President and President of The Art Institutes.

John R. McKernan, Jr., EDMC's Chief Executive Officer, said, "These changes better align our resources to support the Company's important growth initiatives. Joe Charlson will bring solid marketing expertise and new strategies and techniques for reaching a broader prospective student population. Also, with Dave Pauldine focusing on admissions, start-ups, and The Art Institutes, we can more effectively leverage his strong operational background to enhance the process of successfully introducing an increased number of start-up locations in key markets."

In his new role, Mr. Charlson will provide leadership to all marketing areas within EDMC and further define key student market segments and marketing strategies to better identify and reach those potential students who will benefit from an education at an EDMC school. Before joining EDMC, Mr. Charlson co-led a $1.5 billion retail pharmacy business for Target. Prior to working for Target, he assisted companies in major business transformations and the development of growth strategies as a management consultant with McKinsey & Company. Mr. Charlson, who holds a Master of Science degree from Massachusetts Institute of Technology and an MBA from Harvard Business School, possesses a strong background in strategic marketing.

David J. Pauldine served as Chief Marketing Officer of EDMC prior to his new responsibilities. As part of this organizational change, Mr. Pauldine will continue to direct the overall admissions process and lead The Art Institutes while assuming additional duties of leading the Company's start-ups team. EDMC opened five new school locations during fiscal year 2005 and has plans to open a minimum of five additional locations in fiscal year 2005. Mr. Pauldine joined EDMC in 1998 as Senior Vice President of Marketing and previously served as President of The Art Institute of Seattle and The Art Institute of Fort Lauderdale. He received a Master of Arts in Leadership from Antioch University.

Education Management Corporation (www.edmc.com) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. Student enrollment exceeded 66,000 as of fall 2004. EDMC has 70 primary campus locations in 24 states and two Canadian provinces. EDMC education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for over 40 years.

This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements.